CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor Provides COVID-19 Related Operational and Financial Update

TROY, Mich. (March 25, 2020) — Meritor, Inc. (NYSE: MTOR) today provided an update on its global operations in response to the continued spread and impact of COVID-19.

“The COVID-19 pandemic has resulted in unprecedented uncertainty in the global commercial vehicle industry and economies around the world,” said Jay Craig, CEO and president of Meritor. “In light of rapidly evolving market conditions, and in accordance with the guidance of global health professionals, we made the difficult but necessary decision, along with many of our customers, to suspend production at most of our global commercial truck manufacturing facilities. We are also taking proactive and decisive actions to reduce costs and increase our financial flexibility. Meritor is well capitalized, and I am confident that our financial strength, the continued execution of our M2022 plan and our commitment to serving our customers will enable us to successfully navigate this challenging period.”

Temporary Facility Closures

In light of the rapidly evolving situation related to COVID-19, and due to related market conditions, Meritor will halt production at most of its commercial truck facilities throughout North and South America, India and Europe on a temporary basis. As part of the transition, a significant portion of Meritor’s hourly workforce across its manufacturing facilities will be laid off.

The company will evaluate operating conditions and consider reopening the facilities once it is safe to do so, and based on information and guidance from local government and health authorities.

The company's Trailer and Industrial businesses remain in operation as customer order activity continues. Meritor's Industrial customers are producing vehicles for the defense, bus and coach, terminal tractor, fire and rescue and off-highway end markets which are deemed critical in the response to the current healthcare crisis. Meritor's Aftermarket business is also fully operational to maintain the supply of critical replacement parts to the vital truck and trailer transportation network.

Cost Reductions and Liquidity Update

Given the uncertainties that have arisen in the global economy due to the COVID-19 pandemic, and out of an abundance of caution, Meritor is aggressively implementing a series of temporary cost reduction measures to further preserve financial flexibility. These actions include:

●	A reduction to the retainer fees paid to non-employee directors by 60 percent;
●	A reduction of 50 percent to 60 percent to the base salary of each of its named executive officers;
●	A reduction to the base salary for all other salaried employees in the United States and Canada by 40 percent to 50 percent, and;
●	The temporary suspension of share repurchases under the company’s share repurchase plan.

All salaries will be reinstated as conditions allow.

Based on its current planning assumptions, Meritor expects that the aggressive cost reduction actions it is announcing today will help position the company to manage cash flow from operations in a range of negative $25 million to break-even in the third fiscal quarter, excluding the one-time impact from receivable factoring programs that the company estimates to be approximately a $150 million use of cash in the third fiscal quarter.

Meritor's current planning assumptions consider that its fiscal third quarter production is suspended for a period of time, resuming in two to six weeks on a staggered basis in North America, Europe, India and Brazil. The company anticipates production will come back on-line at a lower run-rate than before the shutdown.

As of March 24, 2020, Meritor has overall liquidity of $791 million, comprised of approximately $470 million in cash on hand and approximately $321 million in undrawn commitments on its revolving credit facility.

Additionally, the company currently remains in full compliance with its covenants under its revolving credit facility. Meritor also expects to maintain compliance with all covenants throughout the fiscal year, considering expected significantly lower production volumes. The company expects cash balances on hand and cost reduction actions to provide sufficient liquidity to manage the business during this uncertainty.

Fiscal 2020 Guidance

As a result of the highly uncertain operating environment, the company has determined to withdraw its guidance given on January 30, 2020 regarding its fiscal year 2020 financial results. The company will provide an update on its full fiscal year outlook when it announces its second fiscal quarter results.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement

This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the novel coronavirus (COVID-19) outbreak and its effects on the Company’s markets, operations and financial results; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2019, as amended and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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